LOCORR INVESTMENT TRUST
FIFTH AMENDMENT TO THE
TRANSFER AGENT SERVICING AGREEMENT

THIS FIFTH AMENDMENT dated as of the 1st day of April, 2014, to the Transfer Agent Servicing Agreement dated as of February 14, 2011, as amended December 2, 2011, April 11, 2013, May 10, 2013 and November 18th 2013 (the “Agreement”), is entered into by and between LOCORR INVESTMENT TRUST, an Ohio business trust (the "Trust") and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company ("USBFS").

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the Agreement to add a fund; and

WHEREAS, Section 12 of the Agreement allows for its amendment by a written instrument executed by both parties and authorized or approved by the Board of Trustees.

NOW, THEREFORE, the parties agree as follows:

Amended Exhibit A of the Agreement is hereby superseded and replaced with Amended Exhibit A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Fifth Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

LOCORR INVESTMENT TRUST	U.S. BANCORP FUND SERVICES, LLC

By: /s/Jon C. Essen	By: /s/ Michael R. McVoy

Name: Jon C. Essen	Name: Michael R. McVoy

Title: COO/Trustee	Executive Vice President

4/2014	1

Amended Exhibit A

to the Transfer Agent Servicing Agreement

Separate Series of LoCorr Investment Trust

Name of Series
LoCorr Managed Futures Strategy Fund
LoCorr Long/Short Commodities Strategy Fund
LoCorr Long/Short Equity Fund
LoCorr Spectrum Income Fund
LoCorr Market Trend Fund

4/2014	2